Exhibit 99.1

                                  Press Release


Pennexx Foods, Inc. Provides Update on Credit Agreement Default

PHILADELPHIA--May 15, 2003--Pennexx Foods, Inc. (OTC Bulletin Board: PNNX), a leading provider of case-ready meat to retail supermarkets in the Northeast, announced today that its lender, Smithfield Foods, Inc., has advised the Company of its intention to sell the collateral for its loan on May 30, 2003 unless Smithfield receives immediate payment of all amounts due under the loan (approximately $11.5 million plus satisfaction of the Smithfield guaranty of the operating lease for approximately $11.9 million) or unless the parties reach another mutually satisfactory resolution of this matter.

The Company is discussing financial alternatives with potential investors which would enable the Company to obtain a Smithfield forbearance agreement, or alternatively, to repay the Smithfield obligations in full. Although certain investors have expressed preliminary interest in making such an investment, there is no assurance that the Company will succeed in this effort. Any such investment may be dilutive to existing shareholders.

"We are working diligently to put this financial hurdle behind us and are eager to turn our attention back to satisfying the growing demand from our customers for case-ready meat. The nature and scope of the discussions we have held to date encourage us to believe that we may reach a satisfactory resolution," said Mike Queen, chairman and chief executive officer of Pennexx.

The Company is past due by 15 days on an interest payment due to Smithfield and also failed to make a required prepayment of the excess loan advance created as a result of reductions in the Company's eligible inventory and eligible accounts receivable. The Company is also in default of the net worth covenant under the Smithfield credit agreement. The sale of the collateral, if it should occur, would, in effect, terminate the Company's business.

The Company also failed to pay its monthly operating lease payment to Commerce, which was due on May 1, 2003 in the amount of approximately $151,000.

About Pennexx

Established in 1999, Pennexx Foods, Inc. is a leading provider of case-ready meat to retail supermarkets in the northeastern U.S. The company currently provides case-ready meat within a 300-mile radius of its plants to customers in the Northeast in order to assure delivery of product with an extended shelf life. The company cuts, packages, processes and delivers case-ready beef, pork, lamb and veal in compliance with the United States Department of Agriculture ("USDA") regulations. Pennexx customers include many significant supermarket retailers.

Safe Harbor

Certain statements made herein that use the words "estimate", "project", "intend", "expect",

"believe", "prospects" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, risks or uncertainties associated with the market for the Company's products, and other laws, changes in competition and the loss of key personnel. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.

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Contact:
     Pennexx Foods, Inc.
     Michael Queen, 215/743-4331
       or
     Lippert/Heilshorn & Associates, Inc.
     Investor Relations:
     Jody Burfening, 212/838-3777
     jks@lhai.com
       or
     Lippert/Heilshorn & Associates, Inc.
     Media:
     Chenoa Taitt, 212/838-3777
     ctaitt@lhai.com